UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 31, 2005 (October 31, 2005)
America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23340	51-0332317

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

105 Westpark Drive, Suite 200, Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-3100
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 31, 2005, America Service Group Inc. (the “Company”) entered into an Amended and Restated Revolving Credit and Security Agreement (the “Credit Agreement”) with CapitalSource Finance, LLC (“CapitalSource”) as administrative agent, collateral agent and lender. The Credit Agreement provides for a three-year revolving credit facility (the “Credit Facility”) of $50.0 million. The obligations under the Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this item.
Item 1.02 Termination of a Material Definitive Agreement.
     The Credit Agreement amends and restates the Company’s existing $60.0 million senior revolving credit facility (the “Prior Facility”). The lending commitments under the Prior Facility were evidenced by a Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2002, as amended, among the Company, its subsidiaries, and various other lenders.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As discussed above, on October 31, 2005, the Company entered into the Credit Agreement providing for a revolving credit facility in the maximum principal amount of $50.0 million (the “Facility Cap”), including a $10.0 million sub facility for letters of credit. Availability under the Credit Facility is based on the Company’s outstanding accounts receivable and will be limited to not more than $25 million until the completion of the recently announced Audit Committee investigation into certain matters at the Company’s pharmacy subsidiary. Unless terminated earlier, the Credit Facility will mature three years after closing and is payable in full upon its maturity date.
     Interest on outstanding borrowings under the Credit Facility shall be payable monthly in arrears based on variable rates based on a margin or spread in excess of LIBOR. The margin or spread depends on the Company’s EBITDA on a consolidated basis for a trailing twelve month period ending on the date of the most recent financial statements delivered to CapitalSource. The Credit Facility also provides for a commitment fee of 0.0375% of unused commitments, which will accure and be payable monthly in arrears. In addition, the Company will pay CaptialSource a collateral management fee of 0.0625% per month on the average outstanding principal balance of the Credit Facility. The Credit Facility is secured by substantially all of the Company’s and its subsidiaries’ assets.
     The Credit Facility provides for a $10 million subfacility for letters of credit. Letter of credit fees are payable in respect of outstanding letters of credit at variable rates based on the Company’s EBITDA on a consolidated basis for a trailing twelve month period ending on the date of the most recent financial statements delivered to CapitalSource.
     The Credit Agreement contains various affirmative and negative covenants, including, among others, covenants that restrict the ability of the Company and its subsidiaries to: create or permit liens on assets; engage in mergers or consolidations; dispose of assets; pay dividends or other distributions, purchase or redeem the Company’s equity securities or those of its subsidiaries and make other restricted payments; enter into new lines of business; or incur indebtedness and guarantee obligations. The Credit Agreement also requires compliance with specified financial ratios and tests, including a minimum EBITDA test and a minimum fixed charge coverage ratio.
     If an event of default under the Credit Facility shall occur and be continuing, the commitments under the Credit Facility may be terminated and the principal amount outstanding under the Credit Facility, together with all accrued unpaid interest and other amounts owing under the Credit Facility, may be declared immediately due and payable. The Company will use the net proceeds of the borrowings under the Credit Facility to refinance the Prior Facility and for working capital purposes.

     The description set forth above in Item 1.01 and this Item 2.03 is qualified by the Credit Agreement, which is filed as an exhibit herewith.
Item 7.01. Regulation FD Disclosure
     The Company announced today that its operating subsidiary, Prison Health Services, Inc. (“PHS”), has been awarded two new contracts to provide comprehensive healthcare services. Additionally, the Company noted that effective September 30, 2005, PHS ceased providing services to the Metropolitan Government of Nashville and Davidson County. Effective October 1, 2005, this client is being served by a new provider as a result of a recent competitive rebid. The press release is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
  (c) Exhibits
          (c)         Exhibits.
10.1	Amended and Restated Revolving Credit and Security Agreement dated October 31, 2005 between America Service Group Inc., a Delaware corporation, Prison Health Services, Inc., a Delaware corporation, EMSA limited partnership, a Florida limited partnership, Prison Health Services of Indiana, LLC, an Indiana limited liability company, Secure Pharmacy Plus, LLC, a Tennessee limited liability company, and Correctional Health Services, LLC, a New Jersey limited liability company, and CapitalSource Finance LLC, a Delaware limited liability company, as lender and collateral and administrative agent.

99.1	Press Release dated October 31, 2005.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA SERVICE GROUP INC.
Date: October 31, 2005	By:	/s/ Michael Taylor
Michael Taylor
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit 10.1             Amended and Restated Revolving Credit and Security Agreement dated October 31, 2005 between America Service Group Inc., a Delaware corporation, Prison Health Services, Inc., a Delaware corporation, EMSA limited partnership, a Florida limited partnership, Prison Health Services of Indiana, LLC, an Indiana limited liability company, Secure Pharmacy Plus, LLC, a Tennessee limited liability company, and Correctional Health Services, LLC, a New Jersey limited liability company, and CapitalSource Finance LLC, a Delaware limited liability company, as lender and collateral and administrative agent.
Exhibit 99.1           Press Release dated October 31, 2005